Filer:
  Company Data:
    Company Name:  Campbell Strategic Allocation Fund, L.P.

    IRS Number:  52-1823554
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-61274



                  CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
                      MONTHLY REPORT - September 2003
                                 -----------



                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------


Net Asset Value (959,830.550 units) at August 31,2003          $2,387,490,272
Additions of 33,590.558 units on September 30, 2003                82,113,088
Redemptions of (3,931.398) units on September 30, 2003             (9,610,418)
Offering Costs                                                     (1,254,958)
Net Income (Loss) - September 2003                                (39,898,724)
                                                               --------------

Net Asset Value (989,489.710 units) at September 30, 2003      $2,418,839,260
                                                               ==============

Net Asset Value per Unit at September 30, 2003                 $     2,444.53
                                                               ==============



                         STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                   $    3,363,925
    Change in unrealized                                         (145,490,708)

  Gains (losses) on forward and swap contracts:
    Realized                                                      (53,910,897)
    Change in unrealized                                          169,061,142
  Interest income                                                   1,691,938
                                                               --------------

                                                                  (25,284,600)
                                                               --------------

Expenses:
  Brokerage fee                                                    14,418,601
  Performance fee                                                           0
  Operating expenses                                                  195,523
                                                               --------------

                                                                   14,614,124
                                                               --------------

Net Income (Loss) - September 2003                             $  (39,898,724)
                                                               ==============



                              FUND STATISTICS
                              ---------------


Net Asset Value per Unit on September 30, 2003                   $   2,444.53

Net Asset Value per Unit on August 31, 2003                      $   2,487.41

Unit Value Monthly Gain (Loss) %                                       (1.72)%

Fund 2003 calendar YTD Gain (Loss) %                                    9.32 %



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  General Partner
                                  Campbell Strategic Allocation Fund, L.P.

                                  Prepared without audit




Dear Investor,

A Volatile Close to the Third Quarter.

Campbell & Company's performance was slightly negative for the month of September, leaving us with a negative return for the third quarter, but still solidly positive year-to-date.

The currency sector was the star performer again in September, as short dollar positions benefited from continued weakness in the US dollar. After showing positive returns for most of the month, sudden reversals in the fixed income, equity and energy markets put our portfolios into negative territory late in the month.

The energy sector rallied sharply as OPEC surprised the markets with unexpected production cuts. Equity indices were lower following poor consumer confidence numbers. Manufacturing improved less than expected and weak employment reports continued to trouble the market. The safe haven of government bonds lured investors away from equities and back into the treasury sector, resulting in a fall in the higher yields seen in August.

In the midst of growing political uncertainty, a vulnerable US dollar, a cloudy economic outlook and continued turbulence in the Middle East, the fourth quarter could hold some surprises.

Please do not hesitate to call if we can be of service.

Sincerely,

Bruce Cleland
President & CEO